Exhibit 99.1

Nektar Therapeutics Reports Fourth Quarter and Year-End 2022 Financial Results

SAN FRANCISCO, Feb. 28, 2023 /PRNewswire/ -- Nektar Therapeutics (Nasdaq: NKTR) today reported financial results for the fourth quarter and full year ended December 31, 2022.

Cash and investments in marketable securities at December 31, 2022, were approximately $505.0 million as compared to $798.8 million at December 31, 2021.

"We are committed to ensuring that our existing cash can support a runway through at least the middle of 2025," said Howard W. Robin, President and CEO of Nektar. "This will enable us to advance our current pipeline to reach value-enhancing milestones. As a result, and as we stated on our analyst call last week, we will be making additional changes at Nektar to significantly reduce operating costs to meet that commitment."

Summary of Financial Results

Revenue in the fourth quarter of 2022 was $22.0 million as compared to $25.0 million in the fourth quarter of 2021. Revenue for the year ended December 31, 2022 was $92.1 million as compared to $101.9 million in 2021. Revenue for 2022 was lower compared to 2021, driven by a decrease in non-cash royalty revenue.

Total operating costs and expenses in the fourth quarter of 2022 were $74.5 million as compared to $137.9 million in the fourth quarter of 2021. Total operating costs and expenses for the full year 2022 were $468.2 million as compared to $548.0 million in 2021. Operating costs and expenses for both the fourth quarter and the full year 2022 decreased as compared to 2021 primarily due to the wind down of the bempegaldesleukin program, partially offset by severance expense and non-cash lease and equipment impairment charges.

R&D expense in the fourth quarter of 2022 was $34.7 million as compared to $99.6 million for the fourth quarter of 2021. R&D expense for the year ended December 31, 2022 was $218.3 million as compared to $400.3 million in 2021. R&D expense decreased for both the fourth quarter and full year 2022 primarily due to the wind down of the bempegaldesleukin program. The clinical trial and related employee compensation costs for the wind down of the bempegaldesleukin program are reported in restructuring, impairment and other costs of terminated program, discussed below.

G&A expense was $21.9 million in the fourth quarter of 2022 and $32.1 million in the fourth quarter of 2021. G&A expense for the full year 2022 was $92.3 million as compared to $122.8 million in 2021. G&A expense decreased for both the fourth quarter and full year 2022 primarily due to the wind down of the bempegaldesleukin program.

Restructuring, impairment and other costs of the terminated program were $11.6 million in the fourth quarter of 2022 and $135.9 million in the full year 2022. The full year 2022 amount includes $65.8 million in non-cash lease and equipment impairment charges, $30.9 million in employee severance expense and $31.7 million for clinical trial and related employee compensation costs for the wind down of the bempegaldesleukin program, as well as $7.5 million in other restructuring costs.

Net loss for the fourth quarter of 2022 was $59.7 million or $0.32 basic and diluted loss per share as compared to a net loss of $145.6 million or $0.79 basic and diluted loss per share in the fourth quarter of 2021. Net loss for the year ended December 31, 2022 was $368.2 million or $1.97 basic and diluted loss per share as compared to a net loss of $523.8 million or $2.86 basic and diluted loss per share in 2021.

On February 23, 2023, Nektar announced topline data from a Phase 2 study of rezpegaldesleukin in adults with moderately-to-severely active systemic lupus erythematosus (SLE) (https://ir.nektar.com/news-releases/news-release-details/nektar-therapeutics-announces-phase-2-topline-data) and conducted a call with analysts and investors.

As a result of this call, Nektar will not host its regular quarterly financial results conference call for the fourth quarter and year-end 2022.  Nektar's Form 10-K for the year ended December 31, 2022 was filed on February 28, 2023.

About Nektar Therapeutics

Nektar Therapeutics is a biopharmaceutical company with a robust, wholly owned R&D pipeline of investigational medicines in oncology and immunology as well as a portfolio of approved partnered medicines. Nektar is headquartered in San Francisco, California, with additional operations in Huntsville, Alabama. Further information about the company and its drug development programs and capabilities may be found online at http://www.nektar.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements which can be identified by words such as: "will," "may," "advance," "support," "develop," "provide" and similar references to future periods. Examples of forward-looking statements include, among others, statements we make regarding the therapeutic potential of, and future development plans for rezpegaldesleukin (formerly NKTR-358), NKTR-255 and our other drug candidates in research programs, the prospects and plans for our collaborations with other companies, the timing of the initiation of clinical studies and the data readouts for our drug candidates, our expectations (including our expected charges and cost savings) following our 2022 corporate restructuring and  reorganization plan and workforce reduction, and our expected working capital and cash runway. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause our actual results to differ materially from those indicated in the forward-looking statements include, among others: (i) our statements regarding the therapeutic potential of rezpegaldesleukin, NKTR-255 and our other drug candidates are based on preclinical and clinical findings and observations and are subject to change as research and development continue; (ii) rezpegaldesleukin, NKTR-255 and our other drug candidates are investigational agents and continued research and development for these drug candidates is subject to substantial risks, including negative safety and efficacy findings in ongoing clinical studies (notwithstanding positive findings in earlier preclinical and clinical studies); (iii) rezpegaldesleukin, NKTR-255 and our other drug candidates are in various stages of clinical development and the risk of failure is high and can unexpectedly occur at any stage prior to regulatory approval; (iv) the timing of the commencement or end of clinical trials and the availability of clinical data may be delayed or unsuccessful due to challenges caused by the COVID-19 pandemic, regulatory delays, slower than anticipated patient enrollment, manufacturing challenges, changing standards of care, evolving regulatory requirements, clinical trial design, clinical outcomes, competitive factors, or delay or failure in ultimately obtaining regulatory approval in one or more important markets; (v) we may not achieve the expected cost savings we expect from our 2022 corporate restructuring and reorganization plan and we may undertake additional restructuring and cost-saving activities in the future, (vi) patents may not issue from our patent applications for our drug candidates, patents that have issued may not be enforceable, or additional intellectual property licenses from third parties may be required; and (vii) certain other important risks and uncertainties set forth in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 28, 2023. Any forward-looking statement made by us in this press release is based only on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

Contact:

For Investors:
Vivian Wu of Nektar Therapeutics
628-895-0661

For Media:
David Rosen of Argot Partners
(212) 600-1902
david.rosen@argotpartners.com

NEKTAR THERAPEUTICS
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

ASSETS	December 31, 2022	December 31, 2021 (1)
Current assets:
Cash and cash equivalents	$88,227	$25,218
Short-term investments	416,750	708,737
Accounts receivable	5,981	22,492
Inventory	19,202	15,801
Other current assets	15,808	23,333
Total current assets	545,968	795,581

Long-term investments	-	64,828
Property, plant and equipment, net	32,451	60,510
Operating lease right-of-use assets	53,435	117,025
Goodwill	76,501	76,501
Other assets	2,245	2,744
Total assets	$710,600	$1,117,189

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$12,980	$9,747
Accrued compensation	9,582	15,735
Accrued clinical trial expenses	12,262	26,809
Other accrued expenses	14,713	15,468
Operating lease liabilities, current portion	18,667	17,441
Total current liabilities	68,204	85,200

Operating lease liabilities, less current portion	112,829	125,736
Development derivative liability	-	27,726
Liabilities related to the sales of future royalties, net	155,378	195,427
Other long-term liabilities	7,551	3,592
Total liabilities	343,962	437,681

Commitments and contingencies

Stockholders' equity:
Common stock	19	19
Capital in excess of par value	3,574,719	3,516,641
Accumulated other comprehensive loss	(6,907)	(4,157)
Accumulated deficit	(3,201,193)	(2,832,995)
Total stockholders' equity	366,638	679,508
Total liabilities and stockholders' equity	$710,600	$1,117,189

(1) The consolidated balance sheet at December 31, 2022 has been derived from the audited financial statements at that date but does not include all of the information and notes required by generally accepted accounting principles in the United States for complete financial statements.

NEKTAR THERAPEUTICS
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share information)
(Unaudited)

	Three months ended December 31,		Year ended December 31,
	2022	2021	2022	2021

Revenue:
Product sales	$4,379	$5,890	$20,348	$23,725
Non-cash royalty revenue related to the sales of future royalties	17,627	19,079	69,794	77,746
License, collaboration and other revenue	17	40	1,913	436
Total revenue	22,023	25,009	92,055	101,907

Operating costs and expenses:
Cost of goods sold	6,233	6,163	21,635	24,897
Research and development	34,740	99,614	218,323	400,269
General and administrative	21,939	32,142	92,333	122,844
Restructuring, impairment and other costs of terminated program	11,580	-	135,930	-
Total operating costs and expenses	74,492	137,919	468,221	548,010

Loss from operations	(52,469)	(112,910)	(376,166)	(446,103)

Non-operating income (expense):
Change in fair value of development derivative liability	-	(383)	33,427	(8,023)
Non-cash interest expense on liabilities related to the sales of future royalties	(7,201)	(8,127)	(28,911)	(47,313)
Loss on revaluation of liability related to the sale of future royalties	-	(24,410)	-	(24,410)
Interest income and other income (expense), net	3,126	181	6,667	2,569
Total non-operating income (expense), net	(4,075)	(32,739)	11,183	(77,177)

Loss before provision for income taxes	(56,544)	(145,649)	(364,983)	(523,280)

Provision for income taxes	3,144	(4)	3,215	557
Net loss	$(59,688)	$(145,645)	$(368,198)	$(523,837)

Basic and diluted net loss per share	$(0.32)	$(0.79)	$(1.97)	$(2.86)

Weighted average shares outstanding used in computing basic and diluted net loss per share	188,237	184,964	187,138	183,298

NEKTAR THERAPEUTICS
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Year ended December 31,
	2022	2021
Cash flows from operating activities:
Net loss	$(368,198)	$(523,837)
Adjustments to reconcile net loss to net cash used in operating activities:
Non-cash royalty revenue related to the sales of future royalties	(69,794)	(77,746)
Non-cash interest expense on liabilities related to the sales of future royalties	28,911	47,313
Loss on revaluation of liability related to the sale of future royalties	-	24,410
Change in fair value of development derivative liability	(33,427)	8,023
Non-cash research and development expense	4,951	16,703
Stock-based compensation	57,320	94,674
Depreciation and amortization	13,030	14,146
Deferred income tax expense	2,708	(102)
Impairment of right-of-use asset and property, plant and equipment	65,761	-
(Gain) loss on sale or disposal of property, plant and equipment, net	(3,326)	-
Amortization of premiums (discounts), net and other non-cash transactions	(2,435)	6,730
Changes in operating assets and liabilities:
Accounts receivable	16,511	12,397
Inventory	(3,401)	(509)
Operating leases, net	(2,680)	2,340
Other assets	6,906	(2,586)
Accounts payable	3,103	(11,690)
Accrued compensation	(6,153)	1,203
Other accrued expenses	(12,734)	(23,524)
Deferred revenue	(1,060)	(605)
Net cash used in operating activities	(304,007)	(412,660)

Cash flows from investing activities:
Purchases of investments	(467,914)	(960,689)
Maturities of investments	826,229	1,166,951
Sales of investments	-	11,504
Purchases of property, plant and equipment	(5,676)	(14,989)
Sales of property, plant and equipment	13,196	-
Net cash provided by investing activities	365,835	202,777

Cash flows from financing activities:
Proceeds from sale of future royalties, net of $3.8 million of transaction costs	-	-
Repayment of senior notes	-	-
Cash receipts from development derivative liability	750	3,000
Proceeds from shares issued under equity compensation plans	758	33,238
Net cash provided by (used in) financing activities	1,508	36,238

Effect of foreign exchange rates on cash and cash equivalents	(327)	(92)
Net increase (decrease) in cash and cash equivalents	63,009	(173,737)
Cash and cash equivalents at beginning of year	25,218	198,955
Cash and cash equivalents at end of year	$88,227	$25,218

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$272	$325
Operating lease right-of-use assets recognized in exchange for lease liabilities	$-	$1,057